Exhibit 99.2

The OurPet’s Company

2014 Fourth Quarter Conference Call

Operator

Welcome to the 2014 fourth quarter conference call for OurPet’s Company. At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s remarks. (Operator issues instructions). As a reminder, this conference call is being recorded and will be available at the Company’s website, www.ourpets.com, following the call.

Scott Mendes, Chief Financial Officer

Thank you, Latanya. Following today’s market close we issued our 2014 fourth quarter earnings release, which is also available on our website.

The information provided during today’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are presented in our 2013 Form 10-K and in other company SEC filings, as well as today’s earnings release.

Our remarks will include certain references to the non-GAAP financial measure of EBITDA. EBITDA is defined as net income, plus interest expense net, plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax, plus depreciation, depletion and amortization expense. We use this non-GAAP measure to evaluate ongoing operations and believe they are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company. There is a table in our 2014 fourth quarter earnings release which includes specific detail concerning the non-GAAP EBITDA financial measure.

During today’s call, Dr. Steve Tsengas, Chairman and CEO, will discuss market conditions, recent actions to strengthen our sales and marketing team, as well as initiatives related to implementation of our growth strategy. I will then review the Company’s financial results for the 2014 fourth quarter including comments about the full-year performance. We will conclude the call with a question and answer session. At this time, I will turn the call over to Dr. Tsengas.

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Dr. Steve Tsengas—President and CEO

Thank you, Scott. We are pleased with the record net revenue and record net income for the three months ended December 31, 2014. These results reflect positive sales comparisons in each product category versus the same period in 2013. Positive sales traction is being achieved in key sales channels as we continue to implement our dual-brand strategy.

We are off to a solid start in the first two months of 2015, which is benefiting from increased momentum across our business portfolio. There are several exciting opportunities we are pursuing in addition to last week’s announcement regarding plans to acquire certain assets of Molor Products Company that complement our product lines.

We are aggressively implementing our dual-brand strategy which includes increased market penetration for our products. To further strengthen these efforts, in early January of this year, we announced that Kathleen Peters-Homyock was named Vice President of Sales/New Business Development. Kathleen joined our Company in August 2013 and served as Vice President of Strategic Planning and New Business Development until the appointment to her current position. She has more than thirty years of diversified senior management experience in sales and marketing, primarily in consumer goods and services.

Additionally, Richard Volpe was recently appointed National Sales Director. He also joined OurPet’s in 2013 and in his new role Richard will be responsible for an expanded list of key accounts and developing national sales strategies with Kathleen. Prior to joining our Company, Richard had 18 years of industry experience at United Pet Group and Central Garden & Pet, where he directed key account managers and cross-functional teams across four channels of trade.

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We are confident that these changes will accelerate implementation of our growth strategy in 2015 as we expand our presence in key sales channels which include additional online opportunities and international sales in additional countries.

Our product pipeline is robust and continues to focus on multiple forms of innovation and some of these products will be displayed at the upcoming Global Pet Expo early next month in Orlando, Florida. During the first quarter of 2015 we launched several Pet Zone® cat toy products designed to address the health and well-being of pets. These new toys include thePounce House Cat Tunnel,the Romp-A-Round Floor Toy , the KittyKicker, and Pet Zone Catnip Crinkle Disks. In addition, we will be launching many new, trend setting, patent pending cat and dog products at Global in March. This includes, the Catty Whack, an electronic interactive hide-n-seek action game with random movement and real mouse sound, the Ball of Feathery Fury, incorporating real bird sound and movement, an expanded line of Corknip cat products that incorporate catnip scent, real mouse sound and stimulating light, the attractive Tilt-A-Bowl line of quality stainless steel bowls with patented rubber molded-on, non-slip technology and the fashionable Barking Bistro Adjustable Dog Feeder.

We launched a major product test with a national pet retailer in November 2014 involving the SmartScoop® Automatic Litter Box. The results thus far have been positive and the retailer has expressed interest in expanding the program to additional stores consistent with the goal of more than 1,000 stores nationally. The in-store display for this product includes accessories and also showcases freshly redesigned package graphics. Our marketing team developed a visually striking display which includes an informative video to help consumers realize the benefits of SmartScoop and accelerate their purchasing decision.

Following a period of internal focus, we are seeking product lines and possibly businesses to enhance our organic growth. Last week we announced plans to purchase certain assets of Molor Products Company that complement the OurPet's product lines.  The products include the full-size and mini Food 'N' Fountain deluxe cat and dog bowls, the Cat Buffet, the EZ Store Raised Dog single bowl (similar to the OurPet's Store-N-Feed), and other pet bowls currently sold under the Festiva brand. They offer significant health and convenience benefits and also round out our feeder product line.  We expect to substantially increase sales of these products through our extensive domestic and expanding international sales channels.  The patented products are currently sold throughout the United States, including major national and international retailers.  We are very excited about these additions to our product portfolio. The transaction is anticipated to close within the next 30 days. We will be showing the Molor products at the upcoming Global Pet Expo next month.

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Going forward, we plan to accelerate our overall sales and profitability by making strategic acquisitions in our key product categories -- cat/dog toys and accessories, feeding/storage products and waste/odor management products, to achieve double digit growth.  Our focus is on products that can directly benefit from increased penetration in our sales channels and are financially accretive to our earnings.

Earlier this month the Company’s common stock began trading on the OTCQX, which is the premier Over-the-Counter market. Our trading symbol remains “OPCO”. This change underscores our ongoing commitment to have our stock trade on the best market to achieve increased visibility for OurPet’s Company and increased liquidity for our shareholders. As we continue to achieve growth in total revenue and profitability, we anticipate that this move will enable us to gain greater visibility within the investment community and translate our performance into increased market valuation. Investors can now obtain Real-Time Level 2 quotes for OurPet’s on www.otcmarkets.com.

There is currently a lot going on within the Company and we are all working hard to convert these growth opportunities into sustainable increases in financial performance.

I will now turn the call over to Scott Mendes for his remarks.

Scott Mendes-Chief Financial Officer

Thank you, Steve. Our 2014 fourth quarter results represent solid improvement in performance compared to the first three quarters of 2014. The 9 percent increase in net revenue to a record $6.6 million for the three months ended December 31, 2014, benefited from higher sales in each product category and was principally driven by increased sales in the PetZone brand through the E-commerce and Food/Mass/Drug sales channels. Our core business continues to grow including increased sales of dog products, which achieved an 18% increase , and sales of cat products that were up 6% over the same period a year ago. Specifically, in the 2014 fourth quarter there were double digit sales gains in the edibles/consumables, health/wellness and housing categories in addition to the strong performance in bowls/feeders. We are also pleased with the 35% gain in the waste/odor category compared to the 2013 fourth quarter. Our 6% full-year 2014 net revenue growth benefited from increased sales through the Food/Drug/Mass, E-commerce and Value channels.

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Gross profit increased approximately $132,000 to $2.1 million for the 2014 fourth quarter compared to a year ago. Specific price increases implemented beginning in the 2014 third quarter are helping to improve gross profit and offset higher component costs. Product mix was also favorable for the 2014 fourth quarter. While the fourth quarter gross profit margin was 31.8% versus 32.6% for the prior year, it represents the highest quarterly gross profit margin in 2014. Gross profit was flat for the first nine months of 2014 compared to the same period in 2013 and the increase in 2014’s fourth quarter gross profit led to a $132,000 increase over the full-year 2013.

Selling, general and administrative expenses increased 6% to approximately $1.5 million dollars for the 2014 fourth quarter. This increase was primarily related to customer specific selling expenses and $34,000 of stock option expenses. We continue to implement measures to control our SG&A expenses, especially for items outside of product development. We also continue to invest in E-Commerce initiatives as sales in that category continue to grow at strong double digit rates.

For the full-year 2014, SG&A expenses were about $650,000 above the prior year due to product investments related to launch of the Company’s dual-brand strategy, business and product development, E-commerce initiatives and targeted marketing and sales plans.

Income from operations increased 8% to approximately $616,000 for the fourth quarter representing an increase of about $44,000 which was attributable to the increase in total revenue and improved product mix. SG&A expenses grew at a slower percentage rate than total revenue for the 2014 fourth quarter. For the twelve months ended December 31, 2014, income from operations decreased to approximately $1.2 million from $1.7 million the prior year. This was attributable to higher SG&A expenses including customer allowances, payroll and marketing costs.

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Income before taxes decreased about $50,000 to approximately $575,000 for the 2014 fourth quarter compared to the same period in 2013 due to $88,000 of income in the prior year related to favorable patent litigation and insurance settlements. For 2014, income before taxes decreased to $1.1 million versus $1.7 million the prior year due to higher SG&A expenses and lower other income that offset improvement in gross profit for 2014.

Income tax expense was approximately $166,000 for the 2014 fourth quarter compared to about $250,000 for the same period in 2013, principally due to lower pre-tax income and adjustments to previous estimates of tax owed. The year-over-year decrease in income tax expense to $373,000 for the full-year 2014 versus approximately $661,000 a year ago was due to the same reasons as noted above for the fourth quarter.

Net income was a record $409,000 for the 2014 fourth quarter versus $375,000 for the same period the prior year. Net income per diluted share was two cents for the fourth quarter of 2014 and 2013. For the full-year 2014, net income decreased to $769,000 from nearly $1.1 million in 2013 and earnings per share was $0.04 for 2014 compared to $0.06 in 2013.

EBITDA decreased to $766,000 for the 2014 fourth quarter from $813,000 for the same period in 2013. The year-over-year difference was principally due to income tax expense, which was $83,000 below the 2013 fourth quarter amount. A reconciliation of EBITDA to GAAP net income is provided in an attachment to the 2014 fourth quarter earnings release. The decrease in EBITDA to $2.0 million for 2014 was attributable to lower net income and lower tax expense.

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This concludes my remarks. I will now turn the call over to the operator for your questions.

QUESTION AND ANSWER

Operator (Provides instructions)

Questions and answers

Ladies and gentlemen, we have reached the end of the question and answer portion of this conference call. Dr. Steve Tsengas will now make his closing comments.

Dr. Steve Tsengas

Thank you, Latanya.

We are very excited about the direction of our business as we enter 2015. Despite a slower than expected roll-out of our dual-brand strategy this past year we are now positioned to benefit from that hard work and take advantage of additional opportunities that continue to emerge. We look forward to reporting on those achievements to you as the year progresses.

Your continued interest and support are appreciated as well as your participation on today’s conference call. Scott will now provide final instructions.

Scott Mendes

Thank you, Steve. A replay of this conference call will be available on our corporate website, www.ourpets.com, in the Investors section. This concludes the call and you may now disconnect your telephone line. Good bye.

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